                                                                 Exhibit 10.3.11

                              AMENDED AND RESTATED

                       POWER PURCHASE AND SALES AGREEMENT

                                     BETWEEN

                                 MAMMOTH-PACIFIC

                                       AND

                       SOUTHERN CALIFORNIA EDISON COMPANY

                              EXISTING FACILITY G1

12/01/86

                                TABLE OF CONTENTS

SECTION                               TITLE                                 PAGE

15. AGREEMENT PRICE, MEGAWATTHOUR ("MWH")
    CREDIT ACCUMULATION AND REPAYMENT, AND

    EXHIBIT B -   DEED OF TRUST, ASSIGNMENT OF RENTS,

    EXHIBIT E -   POWER PURCHASE AND SALES
                  TERMINATION AGREEMENT....................................  E-1

    EXHIBIT F -   EFFECTIVE NET CAPACITY AND NET
                  CAPACITY.................................................  F-1

    EXHIBIT G -   GUARANTY AGREEMENT.......................................  G-1

                              AMENDED AND RESTATED
                       POWER PURCHASE AND SALES AGREEMENT

1. PARTIES:

     1.1 The Parties to this Amended and Restated Power Purchase and Sales
Agreement are: Mammoth-Pacific ("Seller"), a California general partnership, and
Southern California Edison Company ("Edison"), a California corporation, individually "Party", and collectively, "Parties."

2. RECITALS: This Agreement is made with reference to the following facts, among others:

     2.1 This is an Amended and Restated Power Purchase and Sales Agreement
which supercedes and replaces, in all terms and conditions, the original Mammoth
Power Purchase and Sales Agreement between Mammoth Binary Power Company and
Southern California Edison Company, executed on October 20, 1983, and assigned to Mammoth Pacific on October 20, 1983, and Amendment No. 1 thereto, executed on December 30, 1983;

     2.2 This Amended and Restated Power Purchase and Sales Agreement provides for the following revisions, among others; restructuring of payment provisions for energy and capacity purchased by Edison, redefining the "Megawatt Hour
Credit Accummulation," providing additional financial security to Edison and outlining Seller's option to supply power from the Generating Facility for operation of the Geothermal Facility and the Generating Facility;

     2.3 This Amended a Restated Power Purchase and Sales Agreement is made and entered into with reference to the concurrent execution of that certain Power
Purchase and Sales Termination Agreement, which is set forth as Exhibit E, attached hereto and made part hereof by this reference, by which Pacific
Lighting Energy Systems, a California Corporation, the owner of all the capital stock of Pacific Geothermal Company, a California Corporation, (successor in interest to Pacific Energy Resources, Inc. a wholly owned subsidiary of Pacific
Lighting Energy Systems), and general partner of Seller, will terminate those certain landfill project Power Purchase and Sales Agreements identified therein;

     2.4. Seller desires to construct, own, operate and control a 10 MW (gross)
generating facility to be located near Casa Diablo Hot Springs, California beginning in 1984 for a term of thirty years;

     2.5 The Generating Facility is presently in operation, with a Date of
Initial Delivery of November 26, 1984, and a date of Firm Operation of February
26, 1985;

     2.6 Edison desires to purchase Net Energy and capacity to be made available by Seller to Edison from the Project;

     2.7 The Parties desire that the Project be operated and maintained as a base load generating resource for the Edison electric system;

     2.8 The Parties desire, by this Agreement, to establish the terms, conditions and obligations pursuant to which they can accomplish the above desires and needs.

3.   AGREEMENT: The Parties agree as follows:

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4. DEFINITIONS: When used with initial capitalization, whether in the singular or in the plural, the following terms shall have the following meanings:

     4.1 Agreement: This "Amended and Restated Power Purchase and Sales
Agreement Between Mammoth-Pacific and Southern California Edison Company," and
Exhibits thereto, as may be amended from time to time.

     4.2 Agreement Price: The price, expressed in cents per kilowatthour, paid by Edison to Seller for Net Energy delivered and Net Capacity made available under the terms of this Agreement. The Agreement Price includes the Base
Capacity Price.

     4.3 Auxiliary Components: All equipment necessary for the operation and maintenance of the Project except the Geothermal Facilities.

     4.4 Auxiliary Load: That energy necessary to meet the electrical requirements of the Auxiliary Components. Such requirements shall approximate
3,000 kilowatts (kW) as delivered over a period of time.

     4.5 Avoided Cost: For the purposes of this Agreement, "Avoided Cost" shall be equal to the time period weighted average cost of energy as reflected in
Edison's Published avoided cost plus the Base Capacity Price converted to d/kWh.
If no applicable Published avoided cost of energy or Base Capacity Price is available, an avoided cost of energy and Base Capacity Price shall be determined in a manner consistent with the methodology used for the most current avoided cost of energy and Base Capacity Price.

     4.6 Base Capacity Price: For the purposes of this Agreement, the Base
Capacity Price shall be 1.94(cent) per kWh. The Base Capacity Price is the capacity price currently Published in the Annual Capacity-Payment Schedule for
Standard Offer No: 2 Firm Power Purchases, effective February 14, 1983 for
30-year power purchase contracts with an initial date of operation in 1984. The
Published capacity price ($137 per kW per year) has been adjusted by a factor of
1.24 to conform with the change in capacity price methodology ordered by the
Commission in Decision No. 82-12-120. The Base Capacity Price may change if the
Date of Initial Delivery does not occur in 1984.

     4.7 Commission: The Public Utilities Commission of the State of California.

     4.8 Control: To establish the electrical output of the Project through dispatching procedures including shutdown and startup procedures.

     4.9 Date of Initial Delivery: The date when Seller initially delivers Net
Energy to the Point of Interconnection.

     4.10 Date or Firm Operation: The applicable date mutually agreed upon by the Operating Representatives on which one or both generating units of the
Project are determined to be a reliable source of generation and when such unit or units can reasonably be expected to operate continuously and reliably at the applicable Net Capacity.

     4.11 Edison Electric System Integrity: A state of being which contemplates the normal operation of the Edison electric system in a manner which minimizes risks of

injury to persons and/or damage to, or loss of, property and enables Edison to provide reliable electric service.

     4.12 Effective Net Capacity: A nominal value of Net Capacity, expressed in megawatts (MW), selected by the Operating Representatives for use in determining the Monthly Capacity Factor. The Effective Net Capacity shall be established and agreed upon by the Operating Representatives as set forth in Exhibit F, attached hereto and made part hereof by this reference.

     4.13 Emergency: A condition or situation which, in Edison's sole judgment, affects Edison's ability to provide reliable electric service.

     4.11 Generating Facility: All of Seller's generators, together with all protective and other associated equipment and improvements, necessary to produce electrical power at Seller's Facility excluding associated land, land rights, and interests in land.

     4.15 Geothermal Facilities: The geothermal fluid gathering and disposal system, including all pipes, valves, pumps, meters and electrical equipment, which are utilized in conjunction with the Project.

     4.16 Interconnection Facilities: Those protection, metering, electric line(s) and other Facilities required, in Edison's sole judgment, to permit connection of the Edison electric system and the Project at the Point of
Interconnection.

     4.17 Magma: Magma Energy, Incorporated, a Nevada corporation.

     4.18 Magma Lease: The lease agreement between Holt Geothermal Company and
Magma which has been, or is to be, assigned to Seller and is attached hereto as
Exhibit D.

     4.19 Magma Resource: The geothermal reservoir underlying the land owned in fee by Magma as described in the Magma Lease.

     4.20 Monthly Capacity Factor: For each month, the Net Energy delivered to
Edison, expressed in megawatthour (Kwh), divided by the product of Effective Net
Capacity, expressed in megawatts (MW), and the sum representing the total hours in the month less the number of hours of curtailment in the month resulting from requests by Edison pursuant to Section 8.2, Uncontrollable Forces and Project scheduled outages. For the purpose of determining the Monthly Capacity Factor, scheduled outage hours shall be limited to a maximum of 480 hours per unit per year.

     4.21 Net Capacity: Gross generating capacity of the Project less the capacity requirements of the Auxiliary Components, expressed in megawatts (MW).
Net Capacity available to Edison will vary with ambient temperature, as set forth in Exhibit F, with one and two generting units in operation.

     4.22 Net Energy: Total electrical energy, expressed in kilowatthours (kWh)
or megawatthours (MWh), generated by the Project less all Auxiliary Load energy requirements provided by the Project.

     4.23 Operating Representatives: Representatives of the Parties appointed pursuant to Section 18.

     4.24 Point of Interconnection: The point at the Seller's 33 kilovolt (kV)
dead end structure in the Project switchyard where Edison's electrical conductors connect with Seller's electrical conductors and where Net Energy is transferred from the Project to Edison.

     4.25 Project: Seller's electric generating facility which shall consist of two (2) independent 5 MW (gross) binary cycle generating units with a total design rating of 10 MW (gross), including facilities appurtenant to, or incidental to, said units. The Project shall not include, among other things, the Interconnection Facilities or the Geothermal Facilities or any land, land rights or interests in land associated with such facilities.

     4.26 Published: For the purposes of this Agreement, "Published" is defined as publication by, or for, Edison in accordance with any order or decision by the Commission.

     4.27 Quarter: A calendar quarter of three months ending on the last day of
March, June, September or December.

5. TERM AND TERMINATION:

     5.1 This Agreement shall become effective when executed by the Parties and shall remain in effect until terminated pursuant to any of the following:

          5.1.1 Upon not less than five (5) years prior written notification by either Party to the other Party, which notification shall not be given prior to the expiration of twenty-five years from the Date of Firm Operation; or

          5.1.2 If the Date of Initial Delivery does not occur prior to January
1, 1985, or if the Date of Firm Operation does not occur prior to March 1, 1985, unless otherwise agreed to, in writing, by the Parties; or

          5.1.3 Should Edison, or any Edison subsidiary or affiliate designated by Edison in its sole judgment, exercise Edison's rights pursuant to Section 13 or Section 14.2.

6. POWER SALES:

     6.1 Subject to the terms and conditions of this Agreement, Seller hereby agrees to deliver and sell to Edison, and Edison hereby agrees to accept and purchase from Seller, all Net Energy delivered and all Net Capacity made available by Seller to Edison at the Point of Interconnection.

     6.2 Upon request by Seller, Edison shall supply, and Seller shall purchase, capacity and energy in amounts necessary to meet the Project's start-up and
Auxiliary Load requirements. Seller shall pay Edison for such capacity and energy in accordance with Edison's time-of-use energy tariff for electric service exceeding 500 kW, as now in effect or as may hereafter be authorized by the Commission to be revised ("Tariff Schedule TOU-8").

     6.3 Seller shall use its best efforts to design, construct; operate and maintain the Project so as generate the maximum amount of Net Energy and associated Net Capacity.

     6.4 Seller shall operate the Project as a base load facility with a planned long-term annual capacity factor of 75% in accordance with generally accepted practices in the electric utility industry in the State of California.

     6.5 If Seller desires to develop any additional capacity from the Magma
Resource, Edison shall have the right to Purchase such additional capacity and associated energy therefrom. If the Parties are unable to reach a satisfactory agreement and such additional capacity and associated energy is offered to any other party or parties, Edison shall have the right to purchase such capacity and energy under the same terms and conditions as those under which Seller is willing to sell, and another party or parties are willing to purchase, the additional capacity and associated energy.

     6.6 Seller shall have an option to elect to provide power for the operation of the Geothermal Facilities from its own Generating Facility or to purchase such power from Edison. If Seller elects to exercise such option, Seller shall give Edison prior written notice thereof. If Seller elects to exercise such option, this Agreement shall be amended to provide appropriate reimbursement to
Edison for interconnection facilities. If metering changes are required to implement the exercise of such option, such changes shall be at the expense of
Seller. If such option is exercised by Seller, then Seller shall repay unearned capacity payments in accordance with the following formula calculated for each year of delivery until the date Seller begins serving the Geothermal Facilities from its own generating facility:

                 Reduction in annual average contract capacity x
                        annual average contract capacity

              ($0.0194/kWh - annual as-available"
                             capacity price $/kWh) x
                             (annual kWh purchased
                             by Edison)

             "     From Edison's Standard Offer No. 1 capacity table.

7. PROJECT LAND:

     7.1 Seller, at no cost to Edison, shall acquire and own all land, land rights and interests in land necessary for Seller to construct, operate and maintain the Project.

     7.2 Edison shall, as it deems necessary or desirable, build electric lines and facilities, both overhead and underground, and install metering and any other equipment, for the purpose of effecting the arrangements contemplated in this Agreement. The aforementioned shall be done after satisfaction of the requirements of Sections 7.3 and 7.4. The physical location of such electrical lines, facilities, metering and any other equipment shall be determined by agreement of the Parties.

     7.3 Seller shall reimburse Edison for the cost of any property rights or interests which are required by Edison to meet its obligations under this
Agreement.

     7.4 Seller shall grant to Edison, without cost to Edison, and by a mutually acceptable instrument(s) the following:

          7.4.1 Rights-of-way, licenses, easements and all other rights and interests necessary to construct, reconstruct, use, maintain, alter, add to, enlarge, repair, replace, inspect or remove, at any time, the electric lines and facilities, both overhead and

                                       10

underground, or any other equipment installations required by Edison to effect the arrangements contemplated in this Agreement. The contemplated arrangements include those necessary to install, operate and maintain the meters for the
Geothermal Facilities (Meters 1-A, 2-A and 1-B, 2-B) and the 33 kV meters, both as depicted in Exhibit A, and the arrangements necessary to supply capacity and energy to the Geothermal Facilities;

          7.4.2 Rights of ingress and egress at all reasonable times necessary for Edison to perform any one or more of the activities contemplated in this
Agreement;

     7.5 The electric lines, facilities, metering and/or any other equipment referred to in this Section 7 installed by Edison, shall be, and shall remain, the property of Edison; and

     7.6 All rights or interests granted by Seller to Edison pursuant to this
Section 7 shall be coterminous with this Agreement.

8. OWNERSHIP AND CONTROL OF PROJECT:

     8.1 Seller, at no cost to Edison, shall own the Project and shall design, construct, operate and maintain the Project in accordance with good engineering and operating practices in California.

     8.2 Seller shall Control the Project. However, to facilitate maintenance of
Edison facilities, or during periods of Emergency, or to maintain Edison
Electric System Integrity, Seller shall, if requested by Edison, and at no cost or obligation to Edison: (i) disconnect the Project from the Edison electric system or (ii) reduce the electrical output of the Project to the level of the
Project's total electrical requirement, as appropriate.

                                       11

Each Party shall endeavor to correct within a reasonable period the conditions on its facilities and/or system which necessitate such disconnection or reduction of output. Such disconnection or reduction of electrical output shall be limited to the period of time such condition exists.

9. DESIGN AND CONSTRUCTION OF PROJECT:

     9.1 Seller, at no cost to Edison, shall acquire all permits and approvals, and complete, or have completed, all environmental impact studies required for the construction, operation and maintenance of the Project.

     9.2 Edison shall have the right to review the electrical drawings pertaining to the design of the Project and the Point of Interconnection. Such review shall be done in a timely manner and may include, but not be limited to, the generator, governor, excitation system, sychronizing equipment, protective relays and neutral grounding.

     9.3 Edison shall have the right to require modifications to the design of the Project and/or the Point of Interconnection as it deems necessary for proper and safe operation of the Project when in parallel with the Edison electric system. If Seller does not agree to such modifications, the differences between the Parties shall be resolved pursuant to Section 25 prior to design approval.

     9.4 Seller shall furnish, install, operate and maintain in good order and repair and without cost to Edison, the relays, meters, power circuit breakers, synchronizer and other control and protective apparatus as shall be agreed to by the Parties pursuant to Section 9.3.

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     9.5 Future changes on the Edison electric system and/or to the Project may require modification of the design of the Project or the Point of
Interconnection. Any such modification, whether proposed by Edison or Seller, shall be subject to the provisions of this Section 9.

     9.6 Edison shall have the right to monitor the construction, start-up, operation and maintenance of the Project and have the right to consult with, and make recommendations, to Seller's Operating Representative.

     9.7 Seller shall furnish to Edison the Project construction schedule and shall notify Edison, at last one (1) year prior to the Date of Firm Operation, of any changes in such schedule which affect the Date of Firm Operation.

     9.8 Edison shall have full access to all Project operations a have the right to use, solely for itself, free of royalty payments, any technological innovations developed by Seller in producing Net Energy from the Magma Resource.
Edison shall have full access to all operating data and input regarding operation of the Project and the Geothermal Facilities. Except as otherwise legally required, Edison shall not disclose such information to others without first obtaining written permission from Seller.

10. OPERATION OF PROJECT:

     10.1 Seller shall operate and maintain the Project and the Project's protective apparatus in accordance with applicable electric utility industry standards and good engineering practices with respect to synchronizing, voltage and reactive power control. Seller shall operate the Project with all protective apparatus in service whenever the

                                       13

Project is connected to, or is operated in parallel with, the Edison electric system. Any deviation for brief periods of emergency or maintenance shall only be by agreement of the Parties.

     10.2 Each Party shall keep the other Party's Operating Representative informed as to the operating schedule of its respective facilities affecting the other Party's operation hereunder, including any reduction in Net Capacity. In addition, Seller shall provide Edison with reasonable advance notice regarding its scheduled outages, including any reduction in Net Capacity availability in accordance with the following:

         SCHEDULED OUTAGE                            ADVANCE NOTICE
         EXPECTED DURATION                           TO EDISON
         -----------------                           -----------------------
         Less than one day                           24 Hours
         One day or more (except major overhaul)      1 Week
         Major Overhaul                               6 Months

     10.3 Notification by a Party's Operating Representative of outage date and duration should be provided to the other Party's Operating Representative by telephone.

     10.4 Seller shall use its best efforts to schedule outages during the off-peak hours as specified in Edison's Tariff Schedule TOU-8 and during expected minimal generation periods as agreed upon by the Operating.
Representatives.

     10.5 Seller shall maintain an operating log at the Project with records of:
real and reactive power production, changes in operating status, outages, protective apparatus operations and any unusual conditions found during inspections. In addition, Seller shall maintain records applicable to the
Project, including the electrical characteristics of the generator and settings or adjustments of the generator control equipment and protective

                                       14

devices. Seller shall make such information available to Edison upon request and shall provide copies of such operating log and records, if requested, to Edison within thirty days of Edison's request.

     10.6 If, at any time, Edison has reason to doubt the integrity of any of the Project's protective apparatus and believes that such loss of integrity would be hazardous to the Edison Electric System Integrity, Seller shall demonstrate, to Edison's satisfaction, the correct calibration and operation of the equipment in question.

     10.7 Seller shall test all protective devices with qualified personnel at intervals not to exceed four (4) years.

     10.8 Seller shall notify Edison at least fourteen calendar days prior to:
(i) initial energizing of the Point of Interconnection; (ii) initial parallel operation of each of the Project's generators; and (iii) initial testing of the
Project's protective apparatus. Edison shall have the right to have a representative present at such times.

     10.9 Seller shall, to the extent possible, provide reactive power for its own requirements and, where applicable, the reactive power losses of interfacing transformers. Seller shall not deliver excess reactive power to Edison unless otherwise agreed upon by the Parties.

     10.10 Edison shall install, at Seller's cost, telemetering equipment for the purpose of monitoring the operation of the Project generators. Seller shall, as required by Edison, install additional meters, at a location within the
Project, as agreed upon by both Parties, to enable Seller to make daily telephone reports in the event telemetering

                                       15

equipment is inoperative. All costs of additional meter equipment, installation, ownership and administration shall be borne by Seller, including costs incurred by Seller for inspecting and testing such equipment.

11. INTERCONNECTION FACILITIES:

     11.1 Edison,, at no cost to Seller shall own the Interconnection Facilities and shall design, construct, operate and maintain said facilities in accordance with good engineering and operating practices in the State of California.

     11.2 Edison shall use its best efforts to schedule maintenance of the
Interconnection Facilities during the off-peak hours as specified in Edison's
Tariff Schedule TOU-8, and during expected minimal generation periods as agreed upon by the Operating Representatives. The anticipated duration of any scheduled or unscheduled outages of said facilities shall be communicated promptly to
Seller in a manner as directed in writing by Seller's Operating Representative.

     11.3 This Section 11 shall be subject to Seller's option regarding provision of power for the operation of the Generating Facility and Geothermal
Facilities as set forth in Section 6.6 of this Agreement.

12. DELIVERY AND MEASUREMENT OF NET ENERGY:

     12.1 Seller shall make, and Edison shall accept, Net Energy deliveries at the Point of Interconnection. Such deliveries shall be measured at the Edison 33
kV metering arrangement as shown in Exhibit A. The 33 kV measurement meters shall be provided, owned and maintained at Edison's expense. Readings from such meters shall

                                       16

be the basis for determining Edison's Net Energy payments to Seller. For billing purposes, Edison shall read and record the 33 kV meter measurements on a monthly basis.

     12.2 Edison's meters shall be sealed, and the seals shall be broken only when the meters are to be inspected, tested or adjusted by Edison. Seller shall be given reasonable notice of testing and have the right to have its representative present on such occasions.

     12.3 Edison shall test, at its expense, the Edison Meters installed pursuant to this Agreement at least once each year. Edison shall test the meters at any reasonable time upon the request of Seller at Seller's expense. If Seller requests such a test, Seller shall reimburse said expense to Edison within thirty days after presentation of a bill therefor.

     12.4 Metering equipment found to be inaccurate shall be repaired, adjusted or replaced by Edison so that the metering accuracy of said equipment shall be within two percent (2%). If metering equipment inaccuracy exceeds two percent
(2%), the correct amount of Net Energy delivered during the period of said inaccuracy shall be estimated by Edison and agreed upon by the Parties.

13. SALE OF PROJECT:

     13.1 If Seller desires to sell the Project and/or Geothermal Facilities,
Seller shall promptly first offer to Edison, or any Edison subsidiary or affiliate designated by Edison in its sole judgment, the right to purchase the
Project and/or Geothermal Facilities

                                       17

and to purchase brine pursuant to the Magma Lease. Edison, or any Edison subsidiary or affiliate designated by Edison in its sole judgment, shall have up to ninety days from receipt to accept Seller's offer or to negotiate with Seller to reach mutual agreement.

     13.2 In the event the Parties are unable to reach a satisfactory agreement pursuant to Section 13.1 and the Project and/or Geothermal Facilities are
offered to any other party or parties, Edison or any Edison subsidiary or affiliate designated by Edison in its sole judgment, shall have up to thirty days from receipt of written notice of such terms to purchase the Project under the same terms and conditions as those under which Seller is willing to sell, and another party or parties are willing to purchase, the Project and/or
Geothermal Facilities.

     13.3 Seller represents and warrants that it: (i) presently has, and shall maintain at all times during the term of this Agreement, interests and rights necessary for the engineering, design, ownership, construction, operation, maintenance and testing of the Project and the Geothermal Facilities, (ii) shall not assign any such rights or interests without the prior written consent of
Edison during the term or this Agreement as provided in Section 24, (iii) shall not permit to be enforced against such rights or interests any liens or encumbrances, and (iv) shall provide Edison all of those interests and rights, including, but not limited to the Geothermal Facilities, necessary for the ownership, operation and maintenance of the Project and Geothermal Facilities for a term equal to that agreed upon pursuant to Section 13.1 in the event that
Edison purchases the Project and Geothermal Facilities.

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     13.4 If Seller sells or otherwise conveys any interest in the Project and/or Geothermal Facilities, Seller shall pay immediately to Edison the accrued
MWh Credit balance (converted to kWh) converted to dollars by multiplying said amount by the then current Avoided Cost for energy and capacity (converted to
(cent)/kWh) together with any other sums then due Edison hereunder.

14. ABANDONMENT:

     14.1 The Project and Geothermal Facilities shall be deemed abandoned if
Seller terminates operation of the Project and Geothermal Facilities with the intent that such termination is permanent. Such intent shall be conclusively presumed by either (i) Seller's notice to Edison of such intent or (ii) Seller's operation or nonoperation of the Project and Geothermal Facilities such that no
Net Energy is generated for two hundred consecutive days during any period after the Date of Firm Operation, unless otherwise agreed upon in writing by the
Parties.

     14.2 If Seller abandons the Project and Geothermal Facilities during the term of this Agreement, Edison, or any Edison subsidiary or affiliate designated by Edison in its sole discretion, shall have the first right to Purchase the
Project and Geothermal Facilities at their fair market value or by assuming the construction/permanent loan from an institutional lender for the construction of the Project and Geothermal Facilities ("Project Loan"), existing at the time of purchase. Until the accrued MWh Credit, as provided for in Section 15.2.2 has been reduced to zero, the amount of the Project Loan shall not exceed eleven million dollars ($11,000,000) unless otherwise agreed upon by

                                       19

the Parties. The proceeds of the Project loan shall only be used in connection with the Project and Geothermal Facilities. Seller shall not extend or otherwise modify any term of the Project Loan without the prior written consent of Edison.

     14.3 If Edison purchases the Project and Geothermal Facilities pursuant to
Section 14.2, Seller shall, at the time of such purchase, provide Edison with those interests and rights necessary for the ownership, operation and maintenance of the Project and Geothermal Facilities, including, but not limited to those rights provided to Seller under the Magma Lease, necessary to produce and utilize geothermal energy in sufficient quantities to operate the Project and Geothermal Facilities at a level necessary to obtain and sustain the agreed-upon Net Capacity for the remaining term of this Agreement.

     14.4 If Seller abandons the Project, Seller shall immediately repay to
Edison the accrued MWh Credit balance (converted to kWh) converted to dollars by multiplying said amount by the then current Avoided Cost for energy and capacity
(converted to (cent)/kWh) together with any other sums then due Edison hereunder.

     14.5 If Seller abandons the Project pursuant to this Section 14, or fails to maintain this Agreement in effect for the term set forth in Section 5.1.1,
Seller shall reimburse Edison for the Base Capacity Price payments which Seller did not earn because of early termination. Such reimbursement for Base Capacity
Price payments received by Seller under this Agreement shall be in accordance with the following formula: R = (1. - x/30) times the total value of Base
Capacity Price payments paid for deliveries from the Project, where "x" equals the number of completed years of Project

                                       20

Operation. If Edison does not exercise its option pursuant to Section 14.2,
Seller shall make such reimbursement to Edison within thirty (30) days after presentation of a bill therefor.

15.  AGREEMENT PRICE, MEGAWATTHOUR ("MWH") CREDIT
     ACCUMULATION AND REPAYMENT, AND BASE
     CAPACITY PRICE ADJUSTMENTS:

     15.1 Agreement Price.

          15.1.1 Edison shall pay for any Net Energy delivered by Seller to
Edison at the Point of. Interconnection prior to the Date of Firm Operation.
Such payment shall be Edison's Published Avoided Cost of energy with no payment for capacity.

          15.1.2 Except as provided in Section 15.1.1 and upon operation commencing with the Date of Firm Operation ("Project Operation"), Edison shall pay Seller an Agreement Price for all Net Energy delivered and for all Net
Capacity made available to Edison at the Point of Interconnection as follows:

               15.1.2.1 Commencing on the Date of Firm Operation and continuing to September 12, 1986, the Agreement Price shall be 12.5(cent)/kWh.

               15.1.2.2 Commencing on September 12, 1986, and continuing through
December 31, 1995, the Agreement Price shall be 8.94(cent)/kWh (the sum of
7(cent)/kWh energy payment plus 1.94(cent)/kWh capacity payment).

               15.1.2.3 Commencing on January 1, 1996, and continuing through the remaining term of this Agreement, the Agreement Price shall be equal to the sum of 100% of Edison's Published Avoided Cost of energy plus 1.94(cent)/kWh capacity payment.

                                       21

          15.1.3 During the period from January 1, 1989, through December 31,
1995, Seller shall deliver to Edison at least 70% of the total Net Energy delivered to Edison during the period from September 12, 1986, through December
31, 1988. If the total Net Energy deliveries during the period from January 1,
1989, through December 31, 1995, are not at least 70% of the total Net Energy deliveries during the period from September 12, 1986, through December 31, 1988, then Seller shall be subject to Section 15.1.4 of this Agreement.

               15.1.4 If Seller fails to meet the performance requirements set forth in Section 15.1.3, Seller shall, at Edison's request, make an energy payment refund equal to the greater of zero or the difference in the net present value, calculated at a discount rate of eight percent per annum, between:

                    A.   The present value of the net energy delivered to and
                         purchased by Edison from September 12, 1986, to
                         December 31, 1995, at the energy price specified
                         herein, less;

                    B.   The present value of the net energy delivered to and
                         purchased by Edison from September 12, 1986, to
                         December 31, 1995, at an energy price appropriate for
                         the year in which any energy payment refund is made,
                         equal to the energy prices shown below:

                                       22

                        Year                         Energy Price
                        ----                         (cents/kWh)
                                                     ------------
                        1986                           6.0
                        1987                           6.4
                        1988                           6.9
                        1989                           7.6
                        1990                           8.1
                        1991                           8.6
                        1992                           9.3
                        1993                           10.1
                        1994                           10.9
                        1995                           11.8

               The energy payment refund, if required, will be based on present values calculated to the date of the refund or January 1, 1996, whichever occurs earlier.

          15.1.5 Seller shall reimburse Edison for any energy and capacity payments made after September 12, 1986, that are in excess of the monthly energy and capacity payments to be paid to Seller under this Section 15 by means of a reduction in each monthly energy and capacity payment, commencing upon the effective date of this Agreement, up to the full amount of each monthly Payment, until all such excess payments are recovered by Edison.

     15.2 MWh Credit Accumulation

          15.2.1 If payments Pursuant to Section 15.1.2.1 exceed Edison's avoided cost for energy and capacity, such excess shall be treated as payment incentives to be repaid by Seller to Edison. The accumulation of the Monthly MWh
Credit shall be calculated in accordance with the following formula:

                                              12.5 (cent)/kWh - 8.94(cent)/kWh
 Monthly MWh Credit = Net energy Delivered  x --------------------------------
                                                     8.94(cent)/kWh

                                       23

Wherein 12.5 cents equals (cent)/kWh paid for total kWh delivered from February
26, 1985, to September 12, 1986, and 8.94(cent)/kWh equals 7(cent)/kWh for energy plus 1.94c/kWh for capacity. If the Monthly MWh Credit is negative, it shall not be included in the calculation of the accumulation of Monthly MWh
Credit.

          15.2.2 As of September 12, 1986, the accrued MWh credit shall be fixed and recalculated from the Date of Firm Operation through September 12, 1986, which shall be deemed to be to 34,642 MWh.

     15.3 Security for Energy and Capacity Payments

          15.3.1 Coincident with the effective date of this Amended and Restated
Power Purchase and Sales Agreement, Seller shall provide and maintain security in the amount of $1.3 million in the form of a letter of credit or corporate guarantee reasonably satisfactory to Edison, which shall insure payment to
Edison of the energy payment refund and/or the accrued MWh credit as set forth herein. Seller shall provide Edison with certificates evidencing Seller's compliance with the security requirements in this section.

          15.3.2 If Seller provides security in the form of a letter of credit, the following criteria must be met:

          A. The letter of' credit must be issued by a financial institution which La registered with the California banking commissioner and doing business in California.

          B. The bank issuing, the letter of credit must have assets in excess of $250 million and maintain a rating of "BC" or better from Keefe, Bryette &
Woods.

                                       24

          C. The issuing institution shall provide Edison with annual certification that it meets these criteria.

          15.3.3 If Seller provides security in the form of a corporate guarantee as set forth in Exhibit G attached hereto and made part hereof by this reference, the following criteria must be met:

          A. The corporate guarantee shall be supported by an audited financial statement and a Dun and Bradstreet credit report, acceptable to Edison in its sole judgment, for each year in which the security is required.

          B. If a corporate guarantee is provided and accepted, Seller shall cause the party issuing such corporate guarantee to provide annual audited financial statements and Dun and Bradstreet reports for the period of time that the security is required. In addition to the foregoing, Edison shall have the right to utilize any other relevant information it may possess or obtain in order to evaluate the acceptability of the security.

          C. If the Dun and Bradstreet credit rating, the annual audited financial statement or other relevant information change materially according to accepted business practices during the period the security is in effect, Edison shall have the right to require replacement security.

          15.3.4 The security contemplated herein shall remain in full force and effect until the obligations of Seller as sat forth in Sections 15.1 and 15.2 have been satisfied, at which time the requirement for security shall terminate.

                                       25

          15.3.5 The security contemplated herein may be reduced at Seller's option in accordance with the following criteria:

          A. Security for the energy payment refund may be reduced by the amount of energy payment refund paid to Edison under the terms of this Agreement.

          B. Security C or the accrued MWh credit may be reduced by $37.53 for each MWh repaid to Edison from the accrued MWh bank.

          15.3.6 Notwithstanding the foregoing Sections 15.3.1 through 15.3.4, the security provisions set forth in Section 22 or this Agreement shall remain in full force and effect.

     15.4 MWh Credit Repayment

          15.4.1 Seller, at its option, may prepay any MWh amount of the accrued
MWh credit at any time. Notwithstanding the foregoing, commencing on January 1,
1996, and through the end of the term of the Agreement, all accrued MWh credit shall be repaid to Edison in the form of equal monthly deliveries to Edison of the remaining accrued MWh credit being repaid, prorated over the remaining term of this Agreement. If there is no prepayment of accrued MWh, then the accrued
MWh credit of 34,642 MWh shall be repaid from 1996 to 2015 at the rate of 1732.1
MWh each year to Edison with no cash Payment for such energy. The accrued MWh
Credit of 34,642 MWh shall be reduced by the amount of MWh credits repaid prior to January 1, 1996.

          15.4.2 In the event that any accrued MWh credit residue exists as of
December 31, 2015, such residue shall be paid in full pursuant to the Guaranty

                                       26

Agreement, attached hereto as Exhibit G and made part hereof by this reference, but shall in no event be paid by further deliveries of power to Edison. The value of one (1) MWh of accrued MWh credit shall be deemed to be $37.53.

     15.5 Monthly Capacity Payment

     The monthly capacity payment shall be calculated as follows:

     Monthly Capacity Payment = 1.94(cent)/kWh

                                x  (Effective Net Capacity, kW)

                                x  (Total hours in month, Hour)

                                x  (Monthly Capacity Factor)

                                x  (Hurdle Factor)

                                x  (Availability Factor)

          15.5.1 Hurdle Factor

              The Hurdle Factor shall be either 1.0 if the Monthly Capacity
Factor is equal to or greater than 51% or 0.5 if the Monthly Capacity Factor is less than 51%.

          15.5.2 Availability Factor The Availability Factor shall equal 1.0 unless Seller fails to provide Net Capacity pursuant to Section 15.5.2.1 in which case the Availability Factor shall be 0.5.

               15.5.2.1 At Edison's request., Seller shall, within 30 minutes of such request, make all reasonable effort to make available the Net Capacity according to the Table set forth in Exhibit F, attached hereto and made part hereof by this reference, during periods of Emergency. If Seller has previously scheduled an outage coincident with an

                                       27

Emergency, Seller shall make all, reasonable efforts to reschedule the outage.
Failure of Seller to provide Net Capacity during an Emergency when first requested by Edison following the Date of Firm Operation shall not result in a reduction of Monthly Capacity Payments. However, after said initial request by
Edison, whether or not Seller has complied with such request, any subsequent failure by Seller to comply with a request for Net Capacity by Edison shall result in the Availability Factor becoming 0.5 for the month in which the request occurred. The Availability Factor shall continue to be 0.5 until Seller can demonstrate that the Project can comply with a request for Net Capacity by
Edison.

16. TAXES:

     16.1 Ad valorem taxes and other taxes properly attributed to the Project and Geothermal Facilities shall be paid by Seller. If such taxes are assessed or levied against Edison, Seller shall pay Edison the amount of such assessment or levy within thirty days of presentation of a bill therefor.

     16.2 Ad valorem taxes and other taxes properly attributed to land, land rights or interests in land for the Interconnection Facilities shall be paid by
Edison. If such taxes are levied against Seller, Edison shall pay Seller the amount of such assessment or levy within thirty days of presentation of a bill therefor.

17. BILLING AND PAYMENT

     17.1 Billing for Net Energy shall be determined for each calendar month by application of the Agreement Price pursuant to Section 15, to monthly meter readings

                                       28

taken on, or about, the last day of each month. Within fifteen days after such readings, Edison shall mail a monthly statement of Net Energy and the dollar amount, if any, to be paid by Edison to Seller for Net Energy for that month.
Payment to Seller shall follow within fifteen days of the statement.

     17.2 Seller shall pay Edison for energy delivered and capacity made available to the Project within thirty days of the mailing of the monthly billing statement from Edison. Seller-shall ply for such energy and capacity in accordance with the provisions of Section 6.2.

     17.3 Edison shall bill Seller for taxes pursuant to Section 16.1, excluding any penalties or interest, no later than three (3) months following the date of payment of such taxes by Edison, as Seller shall pay to Edison therefor within forty-five days of the mailing date of the bill to Seller.

     17.4 Seller shall bill Edison for taxes pursuant to Section 16.2, excluding any penalties or interest, no later than three (3) months following the date of payment of such taxes by Seller, and Edison shall pay Seller therefor within forty-five days of the mailing date of the bill to Edison.

     17.5 If any amount of money owed hereunder by either Party has not been paid when due, an interest charge computed at the rate of the then-current Bank of America prime rate plus 1% per annum, compounded daily, or the maximum legal rate, whichever is less, from the due date until paid shall be added thereto.

                                       29

18. OPERATING REPRESENTATIVES:

     18.1 Within thirty days after execution of this Agreement, each Party shall appoint an Operating Representative for the purpose of securing effective cooperation and interchange of information and providing consultation and coordination on a prompt and orderly basis between the Parties in connection with various administrative, technical and operating matters which may arise from time to time under this Agreement, including the performance of the functions and duties of said representative under this Agreement.

     18.2 Each Party shall bear the cost of its designated Representative.

     18.3 Each Party shall notify the other Party promptly of any change in the designation of its Operating Representative.

     18.4 The Operating Representative shall have no authority to modify any of the terms, covenants or conditions of this Agreement.

19. LIABILITY:

     19.1 Each Party (First Party) hereby releases the other Party (Second
Party), its directors, officers, employees, and agents from any liability for any loss, damage, claim, cost, charge or expense (including direct, indirect or consequential loss, damage, claim, cost, charge or expense, including attorney's fees and other costs of litigation) incurred by the First Party in connection with damage to the property of the First Party arising out of the Second Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership of its facilities, to the extent such loss, damage, claim, cost, charge or expense is caused by the negligence of the Second Party, its directors, officers,

                                       30

employees, agents or any person or entity whose negligence would be imputed to the Second Party.

     19.2 Each Party shall indemnify and hold harmless the other Party, its directors, officers, employees and agents from and against any loss, damage, claim, cost, charge or expense (including direct, indirect or consequential loss, damage, claim, cost, charge or expense, including attorney's fees and other costs of litigation) incurred by the other Party in connection with injury to, or death of, any person or damage to property of third parties arising cut of arising out of the indemnifying Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership or its facilities, to the extent that such loss, damage, claim, cost, charge or expense is caused by the negligence of the indemnifying Party, its directors, officers, employees, agents or any person or entity whose negligence would be imputed to the indemnifying
Party; provided, however, that each Party shall be solely responsible for, and shall bear all costs of, claims brought by its contractors or its own employees and shall indemnify and hold harmless the other Party for any such costs including costs arising out of any worker's compensation law.

     19.3 The provisions of this Section 19 shall not be construed so as to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

                                       31

20. INSURANCE:

     20.1 Seller shall procure and maintain, and shall require each of its contractors and subcontractors to maintain, the following insurance during the term of this Agreement.

          20.1.1 Workers' Compensation and Employer's Liability Insurance in
compliance with statutory requirements of the State of California. Named insureds shall require their insurers to waive all rights of subrogation against
Edison.

          20.1.2 Comprehensive Bodily Injury and Property Damage Liability
Insurance, including owner's and contractor's protective, products/completed operations, blanket contractual and automobile liability coverages, with combined single limits of not less than $5,000,000 per occurrence. Such insurance shall (i) acknowledge Edison as an additional insured but only for
Seller's or Seller's contractor's acts or omissions, (ii) be primary for all purposes and (iii) contain standard cross-liability provisions.

          20.1.3 Seller will use its best efforts to secure business interruption insurance in the amount of $1,500,000 per year for the period commencing with the second year of Project Operation.

     20.2 Prior to the commencement of work on the Project and during the term of this Agreement, Seller shall furnish a certificate of insurance to Edison evidencing the above coverage. Such certificate shall provide that such insurance shall not be terminated nor expire except on thirty days' prior written notice to Edison. Payments of premiums and deductible losses for the above insurance shall be at Seller's sole expense.

                                       32

     20.3 If Seller fails to comply with any of the provisions of this Section
20, Seller shall, at its own cost, defend, indemnify, and hold harmless Edison, its directors, officers, agents, employees, assigns and successors in interest from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees and expenses, and other costs and expenses of litigation, or any of them, resulting from death of, or injury to, any person or damage to, or loss of, any property, including personnel and property of Edison, to the extent Edison would have been protected had Seller complied with all of the provisions of this Section 20.

21. WAIVERS:

     21.1 Any waiver at any time by either Party of its rights with respect to a default or any other matter arising in connection with this Agreement shall be in writing and shall not be deemed to be a waiver with respect to any subsequent default or matter.

22. SECURITY:

     22.1 As security for any amounts payable by Seller to Edison pursuant to
Section 15, Seller hereby grants Edison, a continuing lien and security interest in the Project and Geothermal Facilities subject and subordinate only to the lien and security Interest of the lender providing construction of permanent financing for the Project contained in the Construction and Term Loan Agreement between Mammoth-Pacific and Pacific Lighting Leasing Company, dated September 7,
1983. The lien and security interest of Edison shall be evidenced by a Deed of
Trust, Assignment of Rents, and

                                       33

Security Agreement, and Financing Statement in the form attached hereto as
Exhibit B and Exhibit C respectively, and by this reference made a part hereof.

     22.2 As additional security for any amounts payable by Seller to Edison pursuant to Section 15, Seller hereby agrees that its leasehold interest covering the Project and Seller's right to produce geothermal fluid shall be subject to a lien in favor of Edison until the Total MWh Credit is repaid. Such lien shall be evidenced by a Deed of Trust, Assignment of Rents, and Security
Agreement in the form attached hereto as Exhibit B and by this reference made a part hereof.

23. UNCONTROLLABLE FORCES:

     23.1 Neither Party shall be considered to be in default in the performance of any of its obligations under this Agreement, other than the obligation to pay money for energy and capacity previously delivered and received, when, and to the extent, failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" means any cause beyond the control of the party failing to perform including, but not limited to, failure of facilities maintained in accordance with good engineering and operating practices in
California, flood, earthquake, storm, lightning, fire, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, art action or nonaction by, or inability to obtain the necessary authorizations or approvals from, any governmental agency or authority, which by the exercise of due diligence such
Party could not reasonably have been expected to avoid and which by exercise of due diligence it has not overcome.

                                       34

Either Party rendered unable to fulfill any of its obligations under this
Agreement by reason of an uncontrollable force shall give prompt written notice of such facts to the other Party and shall exercise due diligence to remove such inability. Nothing contained herein shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved.

24. ASSIGNMENT OF RIGHTS

     24.1 Neither Party shall assign any interest in the Agreement, the Project or in the Geothermal Facilities, other than to a subsidiary or affiliate or in connection with the merger or sale of substantially all of its assets, without the express written consent of the other Party. Any assignment without the consent of the other Party, which consent shall not be unreasonably withheld, shall be void.

     24.2 Seller may not sell, transfer, assign, convey or further encumber any interest in the Agreement or in the Project or in the Geothermal Facilities or
leasehold interest or any interest in the Magma Lease unless it promptly repays
Edison the accrued MWh Credit balance (converted to kWh) converted to dollars by multiplying said amount by the then current Avoided Cost for energy and capacity
(converted to (cent)/kWh) together with any other sums then due Edison.

     24.3 Any assignment by a Party of its interest in this Agreement shall not relieve the assigned Party of primary liability for any of its duties and obligations under this Agreement, and in the event of such assignment, the assigning Party shall continue to remain primarily liable for payment of any and all money due the other Party as provided

                                       35

under this Agreement, and for the performance and observance of all other covenants, duties and obligations to be performed and observed under this
Agreement by the Party to the same extent as though an assignment had not been made.

25. DISPUTES:

     25.1 Any dispute arising between the Parties or their Operating
Representatives relating to interpretation of the provisions of this Agreement or to the performance of the Parties hereunder, on which the Operating
Representatives cannot reach final agreement within thirty days of written notice from the disputing Party to the other Party of such a dispute, shall be referred to the signatories to this Agreement, or any successors thereto, for resolution.

     25.2 The final decision by the signatories to this Agreement, or any successors thereto, shall be made within thirty days after presentation by the
Operating Representatives of all evidence affecting the dispute, and shall be reduced to writing. The decision shall be final and conclusive; provided, that if said signatories or successors cannot reach a final agreement regarding the dispute within the thirty day period, any remedies which are provided by law may be pursued.

26. LIENS AND ENCUMBRANCES:

     26.1 Seller shall not suffer or permit to be enforced against the Project or Project land, land rights, or interests in land, or in the Geothermal
Facilities or in the Magma Lease or any part thereof, any mechanic's, materialman's, contractor's or subcontractor's liens arising from, or any claim for damage growing out of, the work of

                                       36

any construction, repair, restoration, replacement, or improvement, or any other claim or demand howsoever the same may arise; provided, if the aforesaid should occur, Seller shall take any and all action necessary to cause any such lien to be released or discharged or the enforcement thereof against the Project or
Project land, land rights or interests in land or the Geothermal Facilities or in the Magma Lease to be terminated; and Seller agrees to indemnify and hold
Edison and said premises free and harmless from all liability for any and all such liens, claims and demands, together with reasonable attorney's fees and all costs and expenses in connection therewith.

27. DISCLAIMER:

     27.1 Any review by Edison of the design, construction, operation or maintenance of the Project is solely for the information of Edison. By making such review, Edison makes no representation as to, and in no way shall be responsible for, the economic feasibility, technical feasibility, operational capability or reliability, technical feasibility, operational capability or reliability of the Project. Seller shall in no way represent to any third party that any such review or the Project by Edison, including but not limited to, any review of the design, construction, operation or maintenance of the Project by
Edison is a representation by Edison as to the economic feasibility, technical feasibility, operational capability or reliability of said facilities. Seller is solely responsible for economic feasibility, technical feasibility, operational capability or reliability thereof. Edison shall not be liable to Seller or third parties for, and Seller shall defend and indemnify Edison from, any cost, loss, damage or liability arising from any

                                       37

contrary representation regarding the design, construction, operation or maintenance of the Project.

28. CONFIDENTIAL AND PROPRIETARY INFORMATION

     28.1 The Parties agree that the terms and conditions set forth in this
Agreement are to be maintained in confidence, and neither Party shall disclose any such information to any third party without the prior consent of the other.

     28.2 Edison shall maintain in confidence, and shall use only for the purposes of this Agreement, information it may receive from Seller concerning the production and treatment of geothermal energy; the extent, productivity and properties of the Magma Resource; the compositions and properties of the geothermal substances produced from said Magma Resource; and other geothermal operations conducted by Seller in the Magma Resource.

     28.3 The obligations of confidentiality set forth in Section 28.2 shall not apply to (i) information already known to the receiving Party when received from the other Party; (ii) information which is known or becomes known to the general public through acts of others than the Party hereto charged with the obligation to maintain it in confidence; and (iii) information received from a third party without restriction who did not acquire it directly or indirectly from the other
Party.

     28.4 Any Party required by any law, rule, regulation or order to disclose information which is otherwise required to be maintained in confidence pursuant to this Section 28 or where such disclosure is required in connection with the assertion of any

                                       38

claim or defense in judicial or administrative proceedings involving a Party, may make such disclosure, notwithstanding the provisions of this Section 28;
provided, however, that the Party otherwise required to make such disclosure shall inform the other Party thereof and shall cooperate to the maximum extent practicable to minimize the disclosure of any such information. The Party so disclosing such information shall use its best efforts to obtain proprietary or confidential treatment of such information by the third party to whom such information is so disclosed, and will, to the extent such remedies are available, seek protective orders limiting the dissemination and use of such information. This Agreement does not alter the rights of either Party to object to any such disclosure to any third party, to the extent such rights are permitted by law, rule, regulation or order.

29. NO THIRD PARTY BENEFICIARIES:

     29.1 This Agreement is for the sole benefit of the Parties and shall not be construed as granting rights to any person or entity other than the Parties or imposing obligations on either Party to any person or entity other than the
Parties.

30. NONDEDICATION OF FACILITIES:

     30.1 Nothing in this Agreement, and no undertaking under this Agreement shall be construed as constituting, a dedication by either Party or any of its properties or facilities, or any part thereof, to the other Party or to the customers of a Party, or to the public.

                                       39

31. NOTICES:

     31.1 Except as otherwise specifically provided herein, any demand, notice, or request from one Party to the other, shall be given in writing and shall be deemed properly given, if delivered in person or sent by registered or certified mail to the persons specified below:

              Southern California Edison Company
              2244 Walnut Grove Avenue
              Post Office Box 800
              Rosemead, CA 91770
              Attention:  Secretary

              Mammoth-Pacific
              c/o Pacific Geothermal Company
              6055 E. Washington Blvd.
              Commerce, CA 90040
              Attention:  President

32. GOVERNING LAW

     32.1 This Agreement shall be interpreted, governed by, and construed under the laws of the State of California or the laws of the United States, as applicable, as if executed and to be performed wholly within the State of
California.

33. GENERAL PROVISION:

     33.1 This Agreement constitutes the entire agreement and understanding between the Parties as to the subject matter of this Agreement. Prior agreements, commitments or representations express or implied, and discussions between the Parties shall not be construed to be a part of this Agreement unless contained in this Agreement.

                                       40

                                      SOUTHERN CALIFORNIA EDISON COMPANY

                                      By /s/ Glenn J. Bjorklund
                                         ---------------------------------------
                                         Glenn J. Bjorklund
                                         Vice President

                                      MAMMOTH-PACIFIC
                                      A California General Partnership

                                      By /s/ Daniel A. Seigel
                                         ---------------------------------------
                                         Daniel A. Seigel
                                         President of Pacific Geotherman Company

                                       41